Execution Version

INVESTMENT SUB-ADVISORY AGREEMENT

BY AND AMONG

APOLLO REAL ESTATE FUND ADVISER, LLC

AND

AON INVESTMENTS USA INC.

This Investment Sub-Advisory Agreement (the “Agreement”) is made and entered into as of May 2, 2022, by and between Apollo Real Estate Fund Adviser, LLC, a Delaware limited liability company (the “Advisor”), and Aon Investments USA Inc., an Illinois corporation (the “Sub-Advisor”).

WHEREAS, the Advisor acts as the investment advisor to the Apollo Diversified Real Estate Fund (“Fund”), a Delaware statutory trust (“Trust”), pursuant to the terms of that certain Investment Advisory Agreement, dated May 2, 2022, between the Advisor and the Trust (the “Advisory Agreement”);

WHEREAS, the Trust is a closed-end management investment company registered as such under the provisions of the Investment Company Act of 1940, as amended (the “Act”);

WHEREAS, the Fund has elected to that has elected to operate as an interval fund pursuant to Rule 23c3-3 of the Act;

WHEREAS, each of the Advisor and Sub-Advisor is registered as an investment advisor under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and engages in the business of asset management; and

WHEREAS, the Advisor, subject to the approval of the Board of Trustees of the Trust (the “Trustees”), desires to retain the Sub-Advisor to assist the Advisor in rendering certain investment management services to the Fund, and the Sub-Advisor desires to render such services.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1. Engagement and Obligations of Sub-Advisor. The Advisor hereby appoints and retains the Sub-Advisor to act as a sub-advisor to the Advisor and to provide the following services for the period and on the terms and conditions set forth in this Agreement.

(a) Services. The Sub-Advisor agrees to perform the services described in Schedule 1 (the “Services”). Both parties acknowledge that Sub-Advisor will not have power to effect transactions for the Advisor. Sub-Advisor will not have investment discretion or have custody or control with respect to the Advisor, Fund, or Trust. Advisor acknowledges that Sub-Advisor’s Services, including but not limited to its investment advice and recommendations, are non-discretionary.

The Sub-Advisor shall discharge the responsibilities described hereunder subject to the control of the Trustees and officers of the Trust and in compliance with (i) such policies as the Trustees may from time to time establish; (ii) the Fund’s objectives, policies, and limitations as set forth in its prospectus (“Prospectus”) and statement of additional information (“Statement of Additional Information”), as the same may be amended from time to time; and (iii) with all applicable laws and regulations. All Services to be furnished by the Sub-Advisor under this Agreement may be furnished through the medium of any directors, officers or employees of the Sub-Advisor or through such other parties as the Sub-Advisor may determine from time to time.

(b) Expenses and Personnel. The Sub-Advisor agrees, at its own expense or at the expense of one or more of its affiliates, to render the Services and to provide the office space, furnishings, equipment and personnel as may be reasonably required to perform the Services on the terms and for the compensation provided herein.

(c) Ownership and Control of Data, Work Product and Books and Records. Sub-Advisor has created, acquired or otherwise has rights in, and may, in connection with the performance of Services hereunder, employ, provide, modify, create, acquire or otherwise obtain rights in, various concepts, ideas, methods, methodologies, procedures, processes, know-how, and techniques (including, without limitation, function, process, system and data models); templates; software systems, user interfaces and screen designs; general purpose consulting and software tools; websites; data, documentation, and proprietary information and processes (“Sub-Advisor IP”).

(i) Except as provided below, upon full and final payment to Sub-Advisor, any reports, information and other deliverables to be provided to Advisor in connection with the Services (“Deliverables”), shall become the property of Advisor. To the extent that any Sub-Advisor IP is contained in any of the Deliverables, Sub-Advisor hereby grants to Advisor a perpetual, worldwide, paid-up, royalty-free, nonexclusive license to use such Sub-Advisor IP in connection with the Deliverables.

(ii) To the extent that Sub-Advisor utilizes any of its property, including, without limitation, the Sub-Advisor IP, in connection with the performance of Services, such property shall remain the property of Sub-Advisor and, except for the license expressly granted in the preceding paragraph, Advisor shall acquire no right or interest in such property.

(iii) Advisor will honor Sub-Advisor copyrights, patents, and trademarks relating to Services, Deliverables and Sub-Advisor IP, and will not use Sub-Advisor’s name, patents or trademarks without Sub-Advisor’s prior written consent. For the avoidance of doubt, no advertising or marketing materials, including but not limited to the Fund’s prospectus, regulatory filings, and promotional information which contains the name or any reference to Sub-Advisor may be distributed without the prior written consent of Sub-Advisor.

(iv) Sub-Advisor acknowledges and agrees that all right, title and interest in and to any programs, systems, data, information and other materials furnished to Sub-Advisor by Advisor hereunder are and shall remain Advisor’s sole and exclusive property.

(v) Nothing contained in this Agreement will prohibit Sub-Advisor from using any of its general knowledge or knowledge acquired under this Agreement to perform similar services for others.

(vi) All books and records prepared and maintained by the Sub-Advisor specifically for the Advisor and/or the Trust and the Fund under this Agreement shall be the property of the Advisor and/or the Trust and the Fund and, upon request therefor, the Sub-Advisor shall surrender to the appropriate party such of the books and records so requested.

2. Compensation of the Sub-Advisor. The Advisor will pay to the Sub-Advisor an investment advisory fee (the “Fee”) as described in Schedule 2. The Fee shall be calculated as of the last business day of each month based upon the average daily net assets of the Fund determined in the manner described in the Fund’s Prospectus and/or Statement of Additional Information, and shall be paid to the Sub-Advisor by the Advisor on a quarterly basis within a specified period of time at the conclusion of each quarter as agreed to between the Advisor and Sub-Advisor. The Fund will not pay a direct fee to the Sub-Advisor.

3. Status of Investment Sub-Advisor. The services of the Sub-Advisor to the Advisor, the Trust and the Fund are not to be deemed exclusive, and the Sub-Advisor shall be free to render similar services to others (including, without limitation, any other registered investment management company, or series thereof) so long as its Services to the Trust and the Fund are not impaired thereby. The Sub-Advisor shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Advisor, the Trust or the Fund in any way or otherwise be deemed an agent of the Advisor, the Trust or the Fund. Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of the Sub-Advisor, who may also be a trustee, officer or employee of the Advisor or the Trust, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

4. Permissible Interests. Trustees, agents, and stockholders of the Trust and the Advisor are or may be interested in the Sub-Advisor (or any successor thereof) as directors, partners, officers, or stockholders, or otherwise; and directors, partners, officers, agents, and stockholders of the Sub-Advisor are or may be interested in the Advisor or the Trust as trustees, directors, officers, stockholders or otherwise; and the Sub-Advisor (or any successor) is or may be interested in the Advisor or the Trust as a stockholder or otherwise.

5. Confidentiality. Each party agrees that it shall hold in strict confidence all data and information obtained from another party hereto or the Fund and/or Trust (unless such information is or becomes readily ascertainable from public or published information or trade sources other than through a breach of this Section 5) other than to its affiliates and any other party performing functions for the Fund and/or Trust and shall ensure that its officers, employees and authorized representatives do not disclose such information to others without the prior written consent of the party from whom it was obtained, unless such disclosure is required by a court with competent jurisdiction, the SEC, other regulatory or official body with applicable jurisdiction, the Fund’s/Trust’s independent registered public accounting firm, the Fund’s/Trust’s Board of Trustees, or in the opinion of its counsel, applicable law, including, but not limited to, applicable provisions of the Act or the requirements and guidelines applicable to Form N-2.

6. Limits of Liability; Indemnification. The Sub-Advisor assumes no responsibility under this Agreement other than to render the Services called for hereunder. The Sub-Advisor shall not be liable for any error of judgment or for any loss suffered by the Advisor, the Trust or the Fund in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the Act) or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of, or from reckless disregard by it of its obligations and duties under, this Agreement. It is agreed that the Sub-Advisor shall have no responsibility or liability for the accuracy or completeness of the Trust’s registration statement under the Act or the Securities Act of 1933, as amended (“1933 Act”), except for information supplied by the Sub-Advisor for inclusion therein.

The Sub-Advisor will indemnify the Advisor and its directors, members, partners, officers, employees and agents (“Advisor Parties”) against and hold the Advisor Parties harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) arising from any claim, demand, action or suit which results from the Sub-Advisor Parties’ (as such term is defined immediately below) willful misfeasance, bad faith, gross negligence or reckless disregard of the Sub-Advisor’s obligations and duties under this Agreement.

The Advisor will indemnify the Sub-Advisor and its directors, members, partners, officers, employees and agents (“Sub-Advisor Parties”) against and hold the Sub-Advisor Parties harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) arising from any claim (including third party claims), demand, action or suit which results from the Advisor Parties’ willful misfeasance, bad faith, gross negligence or reckless disregard of the Advisor’s obligations and duties under this Agreement.

Both parties acknowledge that applicable provisions of federal and state securities laws (and other non-waiveable provisions of certain state and federal laws), may impose liabilities under certain circumstances on persons who act in good faith; therefore nothing contained in this Agreement shall constitute a waiver or limitation of liability that either party, or rights that either party may have under such laws.

In no event will any party be liable to the other party for indirect, incidental, special, consequential, exemplary, reliance or punitive damages (including loss of profits, data, business or goodwill, or government fines, penalties, taxes or filing fees), arising out of the Services, regardless of whether either party is advised of the likelihood of such damages.

7. Term. This Agreement shall remain in effect for an initial term of two years from the date the Fund commences operations, and from year to year thereafter provided such continuance is approved at least annually by the vote of a majority of the trustees of the Trust who are not “interested persons” (as defined in the Act) of the Trust, which vote must be cast in person at a meeting called for the purpose of voting on such approval; provided, however, this Agreement may be terminated at any time on at least 60 days prior written notice to the Sub-Advisor, without the payment of any penalty, (i) by vote of the Trustees or (ii) by vote of a majority of the outstanding voting securities (as defined in the Act) of the Fund; and provided, further, that this Agreement may be terminated at any time by the Advisor, on at least 60 days prior written notice to the Sub-Advisor, and subject to certain termination conditions as agreed to between the Advisor and Sub-Advisor. The Sub-Advisor may terminate this Agreement at any time, without the payment of any penalty, on at least 60 days prior written notice to the Advisor and the Trust. This Agreement will automatically and immediately terminate in the event of its assignment (as defined in the Act) or upon the termination of the Advisory Agreement.

8. Amendments. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved by vote of the holders of a majority of the Trust’s outstanding voting securities.

9. Applicable Law. This Agreement shall be construed in accordance with, and governed by, the substantive laws of the State of Delaware, without regard to the principles of the conflict of laws or the choice of laws.

10. Representations and Warranties.

(a) Representations and Warranties of the Sub-Advisor. The Sub-Advisor hereby represents and warrants to the Advisor and the Trust as follows: (i) the Sub-Advisor is a corporation duly organized and in good standing under the laws of the State of Illinois and is fully authorized to enter into this Agreement and carry out its duties and obligations hereunder; and (ii) the Sub-Advisor is registered as an investment advisor with the Securities and Exchange Commission (“SEC”) under the Advisers Act, and shall maintain such registration in effect at all times during the term of this Agreement. The Sub-Advisor represents that it will immediately notify Advisor as to any changes in its registration status or otherwise legal authority to act in the capacity as an investment adviser. The Sub- Advisor represents and warrants that it has financial resources, personnel and organizational means necessary to perform its obligations, including any liability and indemnification contemplated in Section 6, under this Agreement.

Sub-Advisor acknowledges receipt of Advisor’s Form ADV.

Services shall be in compliance with the provisions of the Agreement, the Act, the Advisers Act, and other applicable state and federal laws applicable to investment advisers.

In providing the Services, Sub-Advisor will provide no services, information or guidance with respect to the securities of any individual company, including the securities of Advisor. Sub-Advisor shall not provide any accounting or legal advice.

(b) Representations and Warranties of the Advisor. The Advisor hereby represents and warrants to the Sub-Advisor as follows: (i) the Advisor is a limited liability company duly organized and in good standing under the laws of the State of Delaware and is fully authorized to enter into this Agreement and carry out its duties and obligations hereunder; and (ii) the Advisor is registered as an investment advisor with the SEC under the Advisers Act, and shall maintain such registration in effect at all times during the term of this Agreement. The Advisor represents that it will immediately notify Sub-Advisor as to any changes in its registration status or otherwise legal authority to act in the capacity as an investment adviser to its investors. The Advisor represents and warrants that it has financial resources, personnel and organizational means necessary to perform its obligations, including any liability and indemnification contemplated in Section 6, under this Agreement.

Advisor acknowledges receipt of Sub-Advisor’s Form ADV Part 2A and appropriate 2Bs, which serves as Sub-Advisor’s brochure under the Advisers Act.

Advisor acknowledges that Sub-Advisor renders investment advisory services for clients other than Advisor. Advisor understands that Sub-Advisor may give advice and take action in performing its duties to other clients that may differ from advice or the timing or nature of action with respect to the Advisor.

Advisor further acknowledges that Sub-Advisor cannot predict future activity in the financial markets and that the performance of investment managers retained by the Advisor are subject to various market, currency, economic, political and business risks, and that investment decisions made by these managers may not always be profitable. Thus, there can be no assurance as to any specific level of investment performance of any strategy that Sub-Advisor may recommend.

11. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

12. Notice. Notices of any kind to be given to the Advisor hereunder by the Sub-Advisor shall be in writing and shall be duly given if mailed or delivered to Apollo Real Estate Fund Adviser, LLC, 9 West 57th Street, New York, New York 10019 Attn: General Counsel or to such other address or to such individual as shall be so specified by the Advisor to the Sub-Advisor. Notices of any kind to be given to the Sub-Advisor hereunder by the Advisor shall be in writing and shall be duly given if mailed or delivered to Aon Investments USA Inc. 200 East Randolph Street, Suite 700, Chicago, Illinois 60601 Attn: General Counsel, or at such other address or to such individual as shall be so specified by the Sub-Advisor to the Advisor. Notices of any kind to be given to the Trust hereunder by the Sub- Advisor shall be in writing and shall be duly given if mailed or delivered to Apollo Real Estate Fund Adviser, LLC, 9 West 57th Street, New York, New York 10019 Attn: General Counsel or to such other address or to such individual as shall be so specified by the Trust to the Sub-Advisor. Notices shall be effective upon delivery.

13. Notice of Certain Changes in Sub-Advisor. The Sub-Advisor is hereby obligated to promptly notify the Trust and Advisor if there is a material change in the Sub-Advisor’s senior executive personnel, within a reasonable time after such change takes place. With respect to any transaction involving the sale of the voting securities of the Sub-Advisor or other corporate event that may be deemed to cause an “Assignment,” as such term is defined in Section 2(a)(4) of the Act, of this Agreement, the Sub-Advisor shall notify the Advisor prior to the consummation of any such event in order for the Advisor to determine whether or not the approval of Fund shareholders is required for the continuation of this Agreement. To the extent that Fund shareholder approval is required for the continuation of this Agreement solely as a result of any such transaction or corporate event, the costs of any such solicitation shall be borne by the Sub-Advisor.

14. Counterparts. This Agreement may be executed in any number of counterpart signature pages (including facsimile counterparts), each of which shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument.

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[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and the year first written above.

APOLLO REAL ESTATE FUND ADVISER, LLC		AON INVESTMENTS USA INC.

By:	Kristin Hester	By:	David Testore
Title:	Vice President	Title:	COO

Schedule 1 to Investment Sub-Advisory Agreement by and between Apollo Real Estate Fund Adviser, LLC and its affiliates (“Client”) and Aon Investments USA Inc. (“Aon”) dated May 2, 2022 (the “Agreement”)

I.	Description of Services

●	Real Estate Investment Manager Evaluation and Selection

—	Assist Client in evaluating and selecting real estate investment managers.

—	Assist the Client in its contract negotiations with selected institutional private real estate funds, including minimum investment hurdles, fees, commissions, redemption policies, etc.

—	Provide the following investment manager evaluation and selection services:

¡	Identify preliminary investment manager candidates favorably evaluated by Aon.

¡	Evaluate preliminary investment manager candidates based upon Client’s objectives and selection criteria including fund terms, minimum investment hurdles, fees, commissions, redemptions policies, etc.

¡	Recommend investment manager candidates for the Apollo Diversified Real Estate Fund (the “Fund”).

¡	Prepare / provide due diligence materials on recommended investment manager candidates (e.g., organization, staff, investment approach, performance, portfolio characteristics, etc.).

¡	Meet with Client periodically and as agreed to by both parties, to discuss suggested investment manager candidates.

¡	Meet with Client’s Investment Committee, as needed and mutually agreed upon by both parties

¡	Meet with the Trust’s Board of Trustees at its quarterly meetings.

—	Assist the Client in evaluating and selecting new or replacement investment managers on an ongoing basis, as necessary.

—	Prepare source document materials for Client’s investment committee presentations including:

¡	Organization

¡	Staff

¡	Investment approach

¡	Performance

¡	Portfolio characteristics

¡	Property level details

¡	Estimated fund capacity

¡	Leverage (both fund and property level)

¡	Complete fee breakdown chart

¡	Manager co-investment

¡	Exit/redemption policy

¡	Valuation policy

Participate on scheduled Client investment committee calls.

—

●	Asset Allocation and Portfolio Construction

—	Meet with Client to discuss the construction of a model portfolio for the Fund and review portfolio construction, as needed.

—	Recommend asset allocation of advised capital among investment managers selected at predetermined time periods and/or break points.

—	Recommend asset allocations to the recommended real estate managers, as asset flows dictate, to construct a portfolio that meets the Fund’s investment objectives.

—	Assist Client in identifying fixed income managers to invest any liquid assets that are not being held in money market accounts.

●	Ongoing Monitoring and Management

—	Ongoing due diligence and oversight of the underlying real estate investment managers held by the Fund which Aon has provided advisory services

—	Quarterly portfolio management meetings between Aon and Client including specific buy/sell investment manager recommendations. Monitor in-flows/outflows of private real estate investment funds

—	Monitor status of redemption queues for private real estate investment funds

—	Monitor status of entry queues for private real estate investment funds

—	Annual written update report on any and all underlying funds recommended by Aon

—	Ad-hoc meetings and calls as market conditions change or issues arise

—	Annual meetings, which may be more frequent as agreed to by both parties, with the Fund’s public sub-advisor(s), Aon and Client. Aon may participate in any communication or meeting with the public subadvisor(s).

●	Marketing and Distribution Support

—	Collaborate with Client to customize marketing collateral

—	Provide branding, messaging and process content with regard to its role as a sub-advisor to the Fund as needed, for marketing materials

—	Provide Aon’s thought leadership white papers, research reports and market commentary

—	Participate in Client conferences and due diligence events

—	Provide account and field sales support coverage, as needed

●	Additional Support

—	Aon will provide, on a timely basis, information required from Aon as a sub-advisor to the Client and the Fund to facilitate the Fund’s SEC and other regulatory filings.

—	Aon will provide the Advisor and the Trust with records concerning the Sub-Advisor’s activities under this Agreement which the Trust and the Fund are required to maintain.

—	Aon will render regular reports to the Advisor and the Trustees concerning the Sub-Advisor’s discharge of the foregoing responsibilities.

Schedule 2 to Investment Sub-Advisory Agreement by and between Apollo Real Estate Fund Adviser, LLC and its affiliates (“Client”) and Aon Investments USA Inc. (“Aon”) dated May 2, 2022 (the “Agreement”)

Fees and Other Payment Terms:

●	Client shall pay Aon the following asset-based fees based on assets under advisement:

Asset Based Fee	Aon-Advised Assets of the Apollo Diversified Real Estate Fund
15 basis points (0.15%)	$0 - $500,000,000
12.5 basis points (0.125%)	$500,000,000 - $750,000,000
10 basis points (0.10%)	$750,000,000 - $1,000,000,000
7 basis points (0.07%)	$1,000,000,000+

—	Fees are due and payable within 30 days of the invoice receipt date. Interest at 9% per year will accrue after the invoice date until payment is received. Invoices will be submitted to Client on a quarterly basis in arrears.

—	Aon shall receive the greater of the quarterly asset-based fee or a quarterly fixed fee based on a $150,000 annual minimum.

Aon Investments USA Inc.		Apollo Real Estate Fund Adviser, LLC

By:	David Testore	By:	Kristin Hester

Title:	COO	Title:	Vice President

Date:	May 12, 2022	Date:	May 12, 2022